                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. _)
Filed by the Registrant   |X|
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   CD&L, INC.
                                   -----------
                (Name of Registrant as Specified in Its Charter)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

    ----------------------------------------------
(2) Aggregate number of securities to which transaction applies:

    -------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    -------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

    -------------------------------------------------
(5) Total fee paid:

    -------------------------------------------------
    [ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:

   -------------------------------------------------
2. Form, Schedule or Registration Statement No.:

   -------------------------------------------------
3. Filing Party:

   -------------------------------------------------
4. Date Filed:

   -------------------------------------------------

                                   [CD&L Logo]

Dear Stockholder:

         On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of CD&L, Inc. (the "Company") to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 on Wednesday, June 1, 2005 at 10:00 a.m.

         The enclosed Notice of Meeting and the accompanying Proxy Statement describe the business to be conducted at the Meeting. Enclosed is a copy of the Company's 2004 Annual Report on Form 10-K, which contains certain information regarding the Company and its results for 2004.

         It is important that your shares of Common Stock be represented and voted at the Meeting. Accordingly, regardless of whether you plan to attend in person, please complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Even if you return a signed proxy card, you may still attend the Meeting and vote your shares in person. Every stockholder's vote is important, whether you own a few shares or many.

         I look forward to seeing you at the Annual Meeting.

                                               Sincerely,


                                               /s/ Albert W. Van Ness, Jr.
                                               Albert W. Van Ness, Jr.
                                               Chairman of the Board
                                               and Chief Executive Officer
April 29, 2005
South Hackensack, New Jersey

                                   [CD&L Logo]

                                   CD&L, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 1, 2005

         The Annual Meeting of Stockholders (the "Meeting") of CD&L, Inc. (the "Company") will be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 on Wednesday, June 1, 2005 at 10:00 a.m., to consider and act upon the following:

         1.       The election of three directors.
         2. Approval of the adoption of the Amended and Restated CD&L, Inc. 2002 Stock Option Plan for Independent Directors.
         3. The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Only holders of record of the Company's Common Stock, par value $.001 per share, at the close of business on April 22, 2005 will be entitled to vote at the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Mark T. Carlesimo
                                          Mark T. Carlesimo
                                          Secretary

April 29, 2005
South Hackensack, New Jersey

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                                   [CD&L Logo]

                                   CD&L, INC.
                                80 WESLEY STREET
                       SOUTH HACKENSACK, NEW JERSEY 07606
                                  201.487.7740

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 2005
                    ----------------------------------------

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of CD&L, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 on Wednesday, June 1, 2005 at 10:00 a.m., and at any adjournments or postponements thereof (the "Meeting"). A stockholder who has voted by proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later-dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files a notice of revocation or votes by written ballot.

         The proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about April 29, 2005. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. If a proxy is signed but no specification is given, the shares will be voted "FOR" the proposal to elect the Board's nominees to the Board of Directors and "FOR" the proposal to adopt the Amended and Restated CD&L, Inc. 2002 Stock Option Plan for Independent Directors (the "Amended and Restated Director Plan").

         The entire cost of soliciting these proxies will be borne by the Company. The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or telegraph or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         At April 22, 2005 (the "Record Date"), the Company had outstanding 9,356,311 shares of common stock, par value $.001 per share ("Common Stock"). Each holder of Common Stock will have the right to one vote for each share standing in such holder's name on the books of the Company as of the close of business on the Record Date with respect to each of the matters considered at the Meeting. There is no right to cumulate votes in the election of directors. Holders of the Common Stock will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the Meeting.

         The presence in person or by proxy of the holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote and approval of the adoption of the Amended and Restated Director Plan will require the affirmative vote of a majority of the shares present and entitled to vote with respect to that proposal. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a "no" vote. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage, of votes needed for approval of a matter.

         Based upon information available to the Company, the following stockholders beneficially owned more than 5% of the Common Stock as of April 22, 2005.

                   NAME AND ADDRESS                         NUMBER OF SHARES                   PERCENT OF
                 OF BENEFICIAL OWNER                       BENEFICIALLY OWNED                 CLASS (9)(10)
       BNP Paribas                                           6,411,762 (1)                        40.7%
       Exeter Venture Lenders L.P.
       Exeter Capital Partners IV, L.P.
       C/O BNP Paribas
       787 Seventh Avenue
       New York, NY 10019

       Albert W. Van Ness, Jr.                               1,632,858 (2)                        15.0%
       80 Wesley Street
       South Hackensack, NJ 07606

       Michael Brooks                                        1,212,634 (3)                        11.8%
       80 Wesley Street
       South Hackensack, NJ 07606

       William T. Brannan                                    1,132,180 (4)                        10.9%
       80 Wesley Street
       South Hackensack, NJ 07606

       Matthew J. Morahan                                      567,362 (5)                         5.9%
       80 Wesley Street
       South Hackensack, NJ 7606

                   NAME AND ADDRESS                         NUMBER OF SHARES                   PERCENT OF
                 OF BENEFICIAL OWNER                       BENEFICIALLY OWNED                 CLASS (9)(10)
       Russell J. Reardon                                    1,008,956 (6)                         9.8%
       80 Wesley Street
       South Hackensack, NJ 07606

       Vincent T. Brana                                      1,101,203 (7)                        11.1%
       80 Wesley Street
       South Hackensack, NJ 07606

       Julian Tymczyszyn                                       658,849 (8)                         8.6%
       11 King George Street
       Greenwich, London SE108QJ
       United Kingdom

(1) Includes 506,250 shares of Common Stock issuable upon exercise of Warrants pursuant to the January 1999 private placement and 5,905,512 shares of Common Stock issuable upon conversion of Series A Preferred Stock or Series B Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(2) Includes 906,147 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 22, 2005 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(3) Includes 370,128 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 22, 2005 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(4) Includes 427,833 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 22, 2005 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(5) Includes 20,000 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 22, 2005 and 196,850 shares of Common Stock issuable upon conversion of Series A Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(6) Includes 344,167 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 22, 2005 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(7) Includes 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes issued in connection with the Company's 2004 financial restructuring.

(8) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2005.

(9) The holders of employee stock options, Warrants, Series A Preferred Stock, Series A Convertible Notes and Series B Convertible Notes do not have voting rights as holders of Common Stock until their securities are converted. The sum of individual beneficial ownership percentages can exceed 100% due to the nature of the calculation which, in accordance with SEC rules, assumes for each individual that the denominator is equal to total outstanding shares and shares which would be outstanding upon the exercise of all options and convertible instruments for that individual stockholder without regard to exercise of similar instruments by any other stockholder.

(10)     Also see "Voting Agreements/2004 Financial Restructuring" below.

VOTING AGREEMENTS/2004 FINANCIAL RESTRUCTURING

         On December 31, 2003, the Company was indebted to BNP Paribas, Exeter Venture Lenders L.P. and Exeter Capital Partners IV, L.P. (collectively, the "Lenders") in the sum of approximately $11 million pursuant to a senior subordinated note bearing interest at 12% per annum and due January 2006. On April 14, 2004, an agreement was reached among the Company, the Lenders and certain members of the Company's management and others (the "Investors") as to the financial restructuring of the senior notes. As a result of that restructuring, (a) the Company received proceeds of $1 million, (b) the Lenders were repaid $3 million and now own Series A Preferred Stock with a liquidation preference of $4 million (convertible into approximately 3,937,008 shares of Common Stock) and Series B Convertible Notes in the principal sum of $4 million due 2011 (convertible into approximately 1,968,504 shares of Common Stock), and
(c) the Investors acquired in the aggregate Series A Convertible Notes in the principal sum of $4 million due 2011 (convertible into approximately 3,937,008 shares of Common Stock).

         Pursuant to a Stockholders Agreement, dated as of April 14, 2004, executed in connection with the Company's 2004 restructuring, among the Company, the Investors and the Lenders (the Investors and the Lenders referred to collectively as the "Stockholders"), the Stockholders have agreed to vote all shares of the voting capital stock of the Company owned by them in favor of the following actions: (i) to fix and maintain the number of directors of the Company at 11 if the Lenders, as holders of the Series A Preferred Stock, exercise their rights to elect two directors to the Board of Directors (as of the date of this proxy statement, the Lenders have not exercised that right) and
(ii) to cause and maintain the election to the Board of Directors of the Company of three representatives designated by the Investors (initially Albert W. Van Ness, Jr., William T. Brannan and Michael Brooks) and two representatives designated by the Lenders as per their rights as holders of Series A Preferred Stock should the Lenders determine in their discretion as holders of Series A Preferred Stock to so designate directors. In addition, if (x) any principal payment is made with respect to the Series A Convertible Notes held by the Investors and the Series A Preferred Stock has not been converted or redeemed prior to April 14, 2011, or (y) any specified actions are taken while the requisite number of shares of Series A Preferred Stock are outstanding without any required prior written consent of the holders of the majority of the outstanding shares of Series A Preferred Stock, then the Investors shall nominate and vote all of their shares of voting stock for three designees of the Lenders in lieu of the three Investor directors should the Lenders choose to so designate.

         In addition, the Stockholders Agreement provides that if any Investor proposes to sell or otherwise dispose of any Series A Preferred Stock or Convertible Notes (collectively, the "Securities"), such Investor must first give written notice to each Lender and allow each Lender to participate in the sale on the same terms and conditions as the Investor. The Stockholders Agreement further provides that if any Stockholder desires to transfer any of such Stockholder's Securities, the selling Stockholder shall first deliver written notice to the other Stockholders and the other Stockholders shall have an option to purchase such Securities from the selling Stockholder. The Stockholders Agreement also provides for preemptive rights so that if the Company proposes in the future to offer for cash any shares of its capital stock, then the Company shall first make an offering of such shares of capital stock to each Stockholder.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         In accordance with the Company's Second Restated Certificate of Incorporation and By-laws, the number of directors of the Company has been set at nine. The By-Laws of the Company divide the Board into three classes and create staggered three year terms for the members of each class to serve. At each annual meeting, directors are elected to fill the directorship of the class of directors whose terms have expired. Those directors shall hold office until the third successive annual meeting after their election and until their successors have been elected and qualified so that the term of office of one class of directors expires at each annual meeting.

         The current members of the Board of Directors of the Company are as follows:

         Class I (Term to expire in 2006) -     Albert W. Van Ness, Jr.,
                                                Thomas E. Durkin III, and
                                                John A. Simourian.

         Class II (Term to expire in 2005) -    Jon F. Hanson, Michael Brooks,
                                                and Matthew J. Morahan.

         Class III (Term to expire in 2007) -   Marilu Marshall, William T.
                                                Brannan and John S. Wehrle.

         All persons named herein as nominees for director, Jon F. Hanson, Michael Brooks, and Matthew J. Morahan, have consented to serve, and it is not contemplated that any nominee will be unable to serve as a director. However, if a nominee is unable to serve as a director, a substitute will be selected by the Board of Directors and all proxies eligible to be voted for the Board's nominees will be voted for such other person.

         The following individuals are nominated at this Annual Meeting of Stockholders to serve as Class II directors with a term to expire in 2008:

         Jon F. Hanson, Michael Brooks, and Matthew J. Morahan.

         Set forth below for each nominee and for each director whose term continues beyond this Meeting, is his or her name, age, the year in which he or she became a director of the Company, his or her principal occupations during the last five years and any additional directorships in publicly-held companies. The information is as of April 22, 2005.

NOMINEES

Class II

         Michael Brooks, 51, Director since 1995. Mr. Brooks has served as Director of the Company since December 1995 and as Group Operations President since December 2000. Mr. Brooks previously had been the President of Silver Star Express, Inc., a subsidiary of the Company, since November 1995. Prior to the merger of Silver Star Express, Inc. into the Company, Mr. Brooks was President of Silver Star Express, Inc. since 1988. Mr. Brooks has 25 years of experience in the same-day delivery and distribution industries. In addition, Mr. Brooks is currently a member of the Express Carriers Association and various other transportation associations.

         Jon F. Hanson, 68, Director since 1997. Mr. Hanson has served as the Chairman of The Hampshire Companies, a real estate investment firm, since 1976. From April 1991 to the present, Mr. Hanson has served as a director of the Prudential Financial Corporation and from October 2002 to the present as a director of HealthSouth Corporation. Prior thereto, Mr. Hanson served as a director of Orange and Rockland Corporation, Midlantic Bancs Corporation and United Water Resources.

         Matthew J. Morahan, 55, Director since 2000. Mr. Morahan has been a private investor since 1997. From 1994 until 1997, Mr. Morahan served as Executive Vice President of the Macro Hedge Fund of Summit Capitol Advisors LLC. Prior thereto, Mr. Morahan served as Managing Director of the High Yield Department of Paine Webber Group from 1991 to 1994. From 1976 to 1990, he served as Partner and Managing Director of Wertheim & Co. Mr. Morahan served as Vice President of the Corporate Bond Department for Hornblower & Weeks, Hemphill, Noyes & Co. from 1971 to 1976.

CONTINUING DIRECTORS

         William T. Brannan, 56, Director since 1994. President and Chief Operating Officer of the Company since November 1994. From January 1991 until October 1994, Mr. Brannan served as President, Americas Region - US Operations, for TNT Express Worldwide, a major European-based overnight express delivery company. Prior to that, Mr. Brannan spent 10 years with United Parcel Service, where he served as Vice President and General Manager of UPS Truck Leasing, a wholly-owned UPS subsidiary which was formed by Mr. Brannan in 1981. Mr. Brannan has more than 25 years of experience in the transportation and logistics industry.

         Thomas E. Durkin III, 51, Director since 1999. Mr. Durkin was appointed as Vice President of Corporate Development, General Counsel and Secretary of Capital Environmental Resource, Inc. in October 2001. He is also a partner to Durkin & Durkin, a New Jersey based law firm, with whom Mr. Durkin practiced as a partner from September 1978 until September 1997. Mr. Durkin served as a consultant to Waste Management Inc., a multibillion dollar publicly held international solid waste management company, from January 2000 to September 2001. From October 1997 through December 1999, Mr. Durkin served as area Vice President of Business Development of Waste Management Inc. In addition, Mr. Durkin has served as a partner of two privately held real estate brokerage companies. Mr. Durkin graduated from Fordham University in 1975 and graduated Cum Laude from Seton Hall University School of Law in 1978.

         Marilu Marshall, 59, Director since 1997. Vice President Human Resources - North America for Estee Lauder Co. Inc. since October 1998. From November 1987, until September 1998, Ms. Marshall served as Senior Vice-President and General Counsel for Cunard Line Limited. Prior thereto, from July 1984 to September 1987, Ms. Marshall served as the Vice-President and General Counsel of GNOC, Corp., t/a Golden Nugget Hotel & Casino.

         John A. Simourian, 70 Director since 1999. Mr. Simourian has served as Chairman of the Board and Chief Executive Officer of Lily Transportation Corp. ("Lily"), a privately held truck leasing and dedicated logistics company, since 1958 when Mr. Simourian founded Lily. Lily currently employs approximately 750 employees and leases and or operates 4,000 vehicles out of 27 locations from New England to North Carolina. Mr. Simourian attended Harvard University where he received his undergraduate degree in 1957 and his graduate degree from the Harvard Business School in 1961. In 1982 Mr. Simourian was elected to the Harvard University Hall of Fame. Mr. Simourian also served in the United States Navy from 1957 to 1959.

         Albert W. Van Ness, Jr., 62, Director since 1995. Mr. Van Ness has served as the Chairman of the Board, Chief Executive Officer and Director of CD&L since January 1997. He was formerly the President and Chief Operating Officer of Club Quarters, LLC, a privately held hotel management company and remains a member partner. In the early nineties, Mr. Van Ness served as Director of Managing People & Productivity, a senior management consulting firm. During most of the eighties, Mr. Van Ness held various executive positions with Cunard Line Limited, a passenger ship and luxury hotel company, including Executive Vice President and Chief Operating Officer of the Cunard Leisure Division and Managing Director and President of the Hotels and Resorts Division. Earlier in his career, Mr. Van Ness served as the President of Seatrain Intermodal Services, Inc., a cargo shipping company. Mr. Van Ness held various management positions at the start of his professional life with Ford Motor Company, Citibank and Hertz. Mr. Van Ness majored in Sociology and Economics and received a B.A. and M.A. degree and completed his coursework towards his doctorate in Economics. He attended Duke University, Northern State University, South Dakota State University and Syracuse University.

         John S. Wehrle, 53, Director since 1997. Managing Partner of Gryphon Holdings, L.P. and Gryphon Holdings II, L.P., venture capital and private equity funds, since January 1999. From August 1997 to December 1998, Mr. Wehrle served as President and CEO of Heartland Capital Partners, L.P. Prior thereto, Mr. Wehrle served as Vice President and Head of Mergers & Acquisitions for A.G. Edwards & Sons, Inc. from July 1994 to July 1997. From 1989 to 1994 Mr. Wehrle served as Vice President-Financial Planning for The Dyson-Kissner-Moran Corporation. He also served as Managing Director of Chase Manhattan Bank, N.A. for three years from August 1986 to October 1989, where he was engaged in the execution of leveraged acquisitions. From 1976 to 1986, Mr. Wehrle held various positions with both Price Waterhouse and Touche Ross & Co. in both New York and London.

         Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. The American Stock Exchange adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. The Board has determined that the following members of the Board satisfy the AMEX definition of independence: Ms. Marshall and Messrs. Durkin, Hanson, Morahan, Simourian and Wehrle.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR DESCRIBED ABOVE.

                         BOARD ORGANIZATION AND MEETINGS

         During the year ended December 31, 2004, the Board of Directors held five meetings. During 2004, all members of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. The Company has standing Audit, Compensation and Nominating Committees of the Board of Directors. Each of the Committees is described below.

         Audit Committee. During 2004, the Audit Committee met four times. The Audit Committee is comprised of Mr. Wehrle, Chairman, Mr. Hanson and Mr. Durkin. The Audit Committee makes recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company's financial statements, reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations, reviews quarterly financial information and earnings releases prior to public dissemination, and periodically reviews the Company's adequacy of internal accounting controls.

         Compensation Committee. During 2004, the Compensation Committee met four times. The Compensation Committee is comprised of Ms. Marshall, Chairperson, Mr. Durkin, Mr. Morahan and Mr. Wehrle. The Compensation Committee periodically reviews and determines the amount and form of compensation and benefits payable to the Company's principal executive officers and certain other management personnel. The Compensation Committee also administers the Company's stock option plans and certain of the Company's other employee benefit plans.

         Nominating Committee. During 2004, the Nominating Committee met once. The Nominating Committee is comprised of Messrs. Durkin, Chairman, Morahan, Simourian and Ms. Marshall. The Nominating Committee recommends nominations for directors, considers candidates for director vacancies and other such management matters presented to it by the Board of Directors.

         Nominating Committee Charter. The Board has adopted a Nominating Committee charter to govern its Nominating Committee. A copy of the Nominating Committee's charter was attached as Appendix A to the Company's 2004 proxy statement.

         Independence of Nominating Committee Members. All members of the Nominating Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Section 121A of the American Stock Exchange Company Guide.

         Procedures for Considering Nominations Made by Stockholders. The Nominating Committee's charter permits the Committee to adopt procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter provides that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

         Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

             o must satisfy any legal requirements applicable to members of the
               Board;

             o must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

             o must have a reputation for honesty and ethical conduct;

             o must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

             o must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

         Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by stockholders. The Nominating Committee's charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by stockholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

             o a review of the information provided to the Nominating Committee by the proponent;

             o a review of reference letters from at least two sources
               determined to be reputable by the Nominating Committee; and

             o a personal interview of the candidate,

         together with a review of such other information as the Nominating Committee shall determine to be relevant.


         Third Party Recommendations. In connection with the 2005 Annual Meeting, the Nominating Committee did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of the Company's Common Stock for at least one year.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company do not receive additional compensation for serving as directors. In 2004, each director who is not an employee of the Company received an annual retainer of $16,000 ($26,000 and $18,000 for the Audit and Compensation Committee chairperson, respectively). The total directors fees earned by non-employee directors in 2004 was $108,000. The Board has approved an increase in the annual retainer for 2005 to $24,000 and increases to $36,500 and $31,500 for the Audit and Compensation Committee chairpersons, respectively. Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company. Non-employee directors also receive stock options under the Company's 2002 Stock Option Plan for Independent Directors (the "Director Plan"). The Company granted quarterly options of 1,250 shares at fair market value to each of the non-employee directors for the first two quarters of 2004. In June 2004, the Board approved, subject to stockholder approval, an amendment to the Director Plan, whereby the quarterly grants of 1,250 shares of stock options on the first trading day of each fiscal quarter was replaced with an annual grant of 5,000 shares of stock options on the first trading day of the third quarter each year. As such, the Company granted options of 5,000 shares at fair market value to each of the non-employee directors on July 1, 2004. In November 2004, the Board increased the annual grant to 8,000 shares subject to stockholder approval. See Proposal 2.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee is comprised currently of Ms. Marilu Marshall, Chair, Mr. Thomas E. Durkin III, Mr. Matthew J. Morahan and Mr. John S. Wehrle. These persons also served as members of the Compensation Committee during 2004. None of these persons has been an officer or employee of the Company. At present, no executive officer of the Company and no member of its Compensation Committee is a director or compensation committee member of any other business entity which has an executive officer that sits on the Company's Board of Directors or Compensation Committee.

CODE OF ETHICS

         The Company has adopted a code of ethics for senior financial officers of the Company. A copy of this code of ethics was filed as Exhibit 14.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

AUDIT COMMITTEE FINANCIAL EXPERT

         The Company has determined that John S. Wehrle, the audit committee chairperson, is an independent audit committee financial expert as defined by the SEC's regulations.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of April 22, 2005 with respect to beneficial ownership of the Common Stock by (i) each director, (ii) each executive named in the Summary Compensation Table (the "Named Executives") and (iii) all executive officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o CD&L, Inc., 80 Wesley Street, South Hackensack, New Jersey 07606. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

         Amount of Beneficial Ownership (1)

                                                                Shares
                                                               Issuable       Shares Issuable
                                                            Upon Exercise     Upon Conversion
                                                               of Stock        of Convertible        Total          Percentage
               Name                         Shares          of Options (1)       Notes (2)           Shares          Owned (4)
               ----                         ------          --------------      ------------         ------          ---------
  Albert W. Van Ness, Jr. (5)              136,160              906,147            590,551          1,632,858          15.0%
  William T. Brannan (5)                   113,796              427,833            590,551          1,132,180          10.9%
  Michael Brooks (5)                       251,955              370,128            590,551          1,212,634          11.8%
  Thomas E. Durkin III                        -                  25,000             -                  25,000           *
  Jon F. Hanson                             73,688(3)            33,750             -                 107,438           1.1%
  Marilu Marshall                            -                   33,750             -                  33,750           *
  Matthew J. Morahan (5)                   350,512               20,000            196,850            567,362           5.9%
  John A. Simourian                           -                  25,000             -                  25,000           *
  John S. Wehrle                              -                  32,500             -                  32,500           *
  Russell J. Reardon (5)                    74,238              344,167            590,551          1,008,956           9.8%
  Mark T. Carlesimo (5)                       -                 202,917             98,425            301,342           3.1%

  All executive officers and
  directors as a group (11 persons)      1,000,349            2,421,192          2,657,479          6,079,020          42.1%

------------
*        Less than 1%

(1) Includes options granted pursuant to the Employee Stock Compensation Program and the Director Plan, which are exercisable within 60 days of April 22, 2005.

(2) Represents conversion of the Series A Convertible Notes issued in the 2004 financial restructuring with Paribas and Exeter.

(3) Includes 64,000 shares held by Ledgewood Employees Retirement Plan, of which Mr. Hanson is a beneficiary.

(4) The sum of individual beneficial ownership percentages can exceed 100% due to the nature of the calculation which in accordance with SEC rules assumes for each individual that the denominator is equal to total outstanding shares and shares which would be outstanding upon the exercise of all options and convertible instruments owned by that individual stockholder without regard to exercise of similar instruments by any other stockholder.

(5)      See also "Voting Agreements/2004 Financial Restructuring" above.

                             EXECUTIVE COMPENSATION

         The following table summarizes certain information relating to compensation for services rendered during the years ended December 31, 2002, 2003 and 2004 to each person serving as the Chief Executive Officer of the Company and each of the Company's four other most highly paid executive officers whose compensation exceeded $100,000 (the "Named Executives").

                                                                                                 LONG-TERM
                                                                                               COMPENSATION(1)
                                                 ANNUAL COMPENSATION                              AWARDS
                                    -----------------------------------------------------      ---------------
                                                                                   OTHER           SECURITIES
                                                                                   ANNUAL          UNDERLYING
                                                                                  COMPEN-           OPTIONS/          ALL OTHER
             NAME AND                                 SALARY        BONUS          SATION             SARS          COMPENSATION
        PRINCIPAL POSITION             YEAR             ($)          ($)           ($)(2)             (3)                ($)
        ------------------                              ---          ---           ------             ---                ---
Albert W. Van Ness, Jr.                2004           259,605       68,308           -              300,000               -
  Chairman and Chief                   2003           252,875         -              -                 -                  -
  Executive Officer                    2002           299,988       75,000           -              250,000               -

William T. Brannan                     2004           311,526       80,597           -              250,000               -
  President and Chief                  2003           299,988         -              -                 -                  -
  Operating Officer                    2002           299,988       76,229           -                 -                  -

Michael Brooks                         2004           282,494       94,097           -              250,000               -
  Group Operations                     2003           240,923         -              -                 -                  -
  President                            2002           239,077       61,525           -                 -                  -

Russell J. Reardon                     2004           280,956       90,597           -              250,000               -
  Chief Financial Officer              2003           201,144         -              -                 -                  -
                                       2002           200,000       51,201           -                 -                  -

Mark T. Carlesimo                      2004           188,654       33,336           -              250,000               -
  General Counsel and                  2003           166,933         -              -                 -                  -
  Secretary                            2002           153,173       24,163           -                 -                  -

-----------------
(1) The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan pay-out during the years ended December 31, 2002, 2003 and 2004.

(2) Excludes certain personal benefits, the total value of which was less than the lesser of either $50,000 or 10% of the total annual salary and bonus for each of the executives.

(3) Comprised solely of incentive or non-qualified stock options. See "Stock Option Plans - Employee Stock Compensation Program and Year 2000 Stock Incentive Plan."


EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

         On or about April 14, 2004, Mr. Van Ness entered into an amended Employment Agreement with the Company (the "2004 Agreement"). The 2004 Agreement commenced on April 14, 2004 and continues through the close of business on December 31, 2008. The 2004 Agreement provides for an annual salary of $250,000 per year subject to annual increases as determined by the Compensation Committee. In addition, the 2004 Agreement provides for the right to receive an annual bonus in accordance with the Company's then current executive bonus program. Mr. Van Ness continues to serve as the Company's Chairman of the Board and Chief Executive Officer.

         The 2004 Agreement provides that, in the event of a termination of employment by the Company for any reason other than "cause" or "disability" (as defined in the 2004 Agreement) or by Mr. Van Ness as a result of a material breach by the Company, then Mr. Van Ness will be entitled to receive for the remainder of the term, all base salary due, all annual bonuses and all other benefits and perquisites. In the event that Mr. Van Ness' employment terminates within 180 days of a "change in control" (as defined in the 2004 Agreement), Mr. Van Ness will be entitled to receive two times the sum of his then-current base salary and the highest annual bonus payment made to him during his employment with the Company. Mr. Van Ness' employment agreement is subject to certain non-competition, non-solicitation and anti-raiding provisions.

         Effective as of April 14, 2004, Messrs. Brannan, Brooks, Reardon and Carlesimo entered into amended employment agreements with the Company. Annual salaries for those individuals under the agreements are currently $300,000, $300,000, $300,000 and $205,000, respectively.

         Each agreement contains identical terms and conditions (other than salary) including covenants against competition and change in control provisions. Each employment agreement also contains noncompetition covenants that will continue for two years following termination of employment unless termination was by the Company without cause or by the employee as a result of a breach of the employment agreement by the Company in which event the covenants against competition will cease upon termination of employment.

                               STOCK OPTION PLANS

EMPLOYEE STOCK COMPENSATION PROGRAM AND YEAR 2000 STOCK INCENTIVE PLAN

         In 1995 and 2000, the Board of Directors adopted, and the stockholders of the Company approved, the Employee Stock Compensation Program and the Year 2000 Stock Incentive Plan, respectively (together, the "Stock Option Plans"), in order to attract and retain qualified officers and employees of the Company, to facilitate performance-based compensation for key employees and to provide incentives for the participants in the Stock Option Plans to enhance the value of the Common Stock. The Stock Option Plans are administered by the Compensation Committee and authorize the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to key employees of the Company including those employees serving as officers or directors of the Company. The Company has reserved 1,900,000 shares of Common Stock for issuance in connection with the Employee Stock Compensation Program and 2,100,000 shares of Common Stock for issuance in connection with the 2000 Plan, of which approximately 1,242,303 shares from the Stock Option Plans remain available for grant. Options granted under the Stock Option Plans have an exercise price equal to the fair market value of the underlying Common Stock at the date of grant and vest over a four-year period unless otherwise agreed by the Compensation Committee of the Board of Directors at the time of grant.

STOCK OPTION PLAN FOR INDEPENDENT DIRECTORS

         For a description of the Director Plan, see Proposal 2.

GRANTS

         The following table contains information regarding the grant of stock options to the Named Executives during the year ended December 31, 2004.

                                            OPTION GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants

                              Number of          Percent of
                            Common Shares       Total Options
                              Underlying         Granted to       Exercise
                               Options           Employees          Price      Expiration
Name                          Granted(A)       in Fiscal 2004     Per Share       Date              Grant Date Present Value(1)
----                          ----------       --------------     ---------       ----              ---------------------------
Albert W. Van Ness Jr......   300,000            22.2%           $1.40         5/21/2014                  $357,200

William T. Brannan.........   250,000            18.5%            1.17         4/14/2014                   193,417

Michael Brooks.............   250,000            18.5%            1.17         4/14/2014                   193,417

Russell J. Reardon.........   250,000            18.5%            1.17         4/14/2014                   193,417

Mark T. Carlesimo..........   250,000            18.5%            1.17         4/14/2014                   193,417

-------------

(1) The present value of the options granted was determined using the Black-Scholes pricing model and based on the following assumptions: the risk free interest rate was 3.1%, the expected term of the option was 7 years, the volatility factor was 97.61% and the dividend yield was 0.

         None of the Named Executives exercised any stock options in 2004. The following table provides data regarding the number of shares of the Company's Common Stock covered by both exercisable and non-exercisable stock options held by the Named Executives at December 31, 2004. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $1.74, the closing sale price of the Company's Common Stock on December 31, 2004.

           AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES (1)

                                                                Number of
                                                              Shares Underlying           Value of Unexercised
                                                             Unexercised Options          In-the-Money Options
                              Shares                           at Year End (#)               at Year End($)
                             Acquired          Value           ---------------               --------------
Name                       on Exercise(#)  Realized ($)     Exercisable Unexercisable   Exercisable    Unexercisable
----                       --------------  ------------     ----------- -------------   -----------    -------------
Albert W. Van Ness, Jr...       --        $    --           772,814       200,000        $261,000       $348,000
William T. Brannan.......       --             --           344,500       166,666         145,001        289,999
Michael Brooks...........       --             --           286,795       166,666         145,001        289,999
Russell J. Reardon.......       --             --           260,834       166,666         145,001        289,999
Mark T. Carlesimo........       --             --           119,584       166,666         145,001        289,999

-------------
(1) No stock appreciation rights have been granted by the Company.

EQUITY COMPENSATION PLAN INFORMATION

         The following table gives information about the Company's Common Stock that may be issued upon the exercise of options and rights under the Company's 1995 and 2002 Independent Directors Stock Option Plans, Employee Stock Compensation Program of 1995 and 2000 Stock Incentive Plan as of December 31, 2004. These plans were the Company's only equity compensation plans in existence as of December 31, 2004.

----------------------------- --------------------------- ---------------------------- ----------------------------
                                                                                                  (c)
                                                                                          Number of Securities
                                                                                         Remaining Available For
                                         (a)                                              Future Issuance Under
                               Number Of Securities To Be            (b)                Equity Compensation Plans
                                 Issued Upon Exercise      Weighted-Average Exercise      (Excluding Securities
                               Of Outstanding Options,       Price Of Outstanding             Reflected In
       Plan Category             Warrants and Rights      Options, Warrants and Rights         Column (a))
----------------------------- --------------------------- ---------------------------- ----------------------------
Equity Compensation Plans
Approved by Stockholders....          1,915,197                     $2.93                       2,284,803
----------------------------- --------------------------- ---------------------------- ----------------------------
Equity Compensation Plans
Not Approved by                              --                        --                              --
Stockholders........
----------------------------- --------------------------- ---------------------------- ----------------------------

TOTAL                                 1,915,197                     $2.93                       2,284,803
                                      ---------                     =====                       =========
----------------------------- --------------------------- ---------------------------- ----------------------------

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons holding more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and to provide the Company with initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Based solely upon a review of such reports furnished to the Company by its directors and executive officers, the Company believes that all Section 16(a) reporting requirements were timely fulfilled during 2004.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

OVERVIEW

         All executive officers of the Company were subject to long-term (generally five year) employment agreements which fixed their salaries and benefits (including stock options) and were scheduled to expire in 2005. In 2004, as discussed above, the Company was party to a material financial restructuring which included a substantial financial investment in the Company's Series A Convertible Notes by a number of individuals, including Mr. Van Ness and the other Named Executives. Such individuals also waived change of control provisions in their existing employment agreements as part of the transaction. Mr. Van Ness and the Named Executives requested an extension of the employment agreements as part of the transaction as they believed their efforts were important to the success of their investment in the Company. The Compensation Committee agreed that an extension of the agreements to December 31, 2008, as requested, was appropriate. Accordingly, the Company entered into new employment agreements with Mr. Van Ness, the Chief Executive Officer, and the other Named Executives in 2004.

         In approaching new employment agreements for Mr. Van Ness and the other Named Executives, the Compensation Committee continued to view compensation of executives as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of health insurance benefits and eligibility for annual bonuses based upon performance. The long-term benefit element is reflected in the grants of stock options.

BASE SALARY

         Base salaries for the Named Executives for 2004 ranged from approximately $185,000 to $300,000.* Under the employment agreements, base pay was established at levels that were considered appropriate to retain the Company's experienced management team and to be at competitive levels. While base pay is important, the Company's compensation package also attempts to place significant emphasis on other areas of compensation. Executive officers understand that significant opportunities for substantial compensation lay in annual bonus compensation and appreciation in the value of stock options.

--------------------------
* Salary in the compensation table exceeds these amounts as there were 27 biweekly pay periods in 2004 rather than the usual 26.

ANNUAL INCENTIVE PLAN

         The incentive plan is designed to provide current compensation to selected key employees who contribute in a substantial degree to the success of the Company. Pursuant to the plan, executives selected by the Compensation Committee (with the advice of the Chief Executive Officer) are entitled to cash bonuses in the event that the Company achieves certain performance targets based upon revenues and EBITDA (earnings before interest, tax, depreciation and amortization). In addition, the Chief Executive Officer is entitled under his employment contract to a bonus based on performance goals set with the Compensation Committee. Bonuses were paid to the Chief Executive Officer and the other Named Executives in 2004 based on their contributions to the Company's meeting such targets.

LONG-TERM INCENTIVE PLAN

         A stockholder-approved long-term incentive plan consisting of the grant of stock options to key employees under the Company's 1995 Employee Stock Compensation Program and the Year 2000 Stock Incentive Plan (the "Program") is designed to focus executive efforts on the long-term goals of the Company and to maximize total returns to stockholders. Stock options align the interest of employees and stockholders by providing value to the executive through stock price appreciation only. During 2004, the Chief Executive Officer was granted options to purchase 300,000 shares of Common Stock and each of the other Named Executives was granted options to purchase 250,000 shares of Common Stock. These options were granted by the Compensation Committee based upon the fact that the named individuals from senior management had made significant long term contributions to the Company's continued success. The Company had not granted options to the Named Executives other than Mr. Van Ness since 2000 and thus believed that significant grants were appropriate in 2004.

         All of the named officers have change in control provisions as part of their employment agreements, which generally provide for two times base salary plus the highest annual bonus as a payment on a change in control, which contain identical terms. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined), to promote their continued affiliation with the Company and to protect both the Company and the stockholders by assuring continuity during a transition period related to any change in control.

2004 CHIEF EXECUTIVE OFFICER PAY

         As part of the 2004 financial restructuring of the Company, Mr. Van Ness entered into a new long term Employment Agreement with the Company (the "2004 Agreement"). The 2004 Agreement is scheduled to expire on December 31, 2008. Under that agreement, Mr. Van Ness receives an annual salary of $300,000 with the right to receive an annual bonus equal to up to 100% of Mr. Van Ness' then-current base salary based upon the Company attaining certain targets. Mr. Van Ness has continued to serve as the Company's Chairman of the Board and Chief Executive Officer. See "Executive Compensation- Employment Agreements; Covenants Not to Compete."

         As described above, Mr. Van Ness was awarded a bonus and granted stock options for his leadership in guiding the Company through its financial restructuring and helping the Company to improve its financial performance and meet the performance targets set for him.

         This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

         This report is furnished by the Compensation Committee of the Board of Directors.

                             Marilu Marshall, Chair
             Thomas E. Durkin III Matthew J. Morahan John S. Wehrle

                             AUDIT COMMITTEE MATTERS

         AUDIT COMMITTEE CHARTER. The Board has adopted an amended Audit Committee Charter to respond to new requirements under the Sarbanes-Oxley Act. The Charter was filed as an Exhibit to the Company's 2003 proxy statement.

         INDEPENDENCE OF AUDIT COMMITTEE MEMBERS. The Common Stock is listed on the American Stock Exchange and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in of the American Stock Exchange listing standards ss.121(A).

         AUDIT COMMITTEE REPORT. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2004:

         (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

         (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

         (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor's independence; and

         (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2004 Annual Report on Form 10-K.

         This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

         This report is furnished by the Audit Committee of the Board of Directors.

                            John S. Wehrle, Chairman
                       Jon F. Hanson Thomas E. Durkin, III

APPOINTMENT OF INDEPENDENT AUDITORS

         Deloitte and Touche LLP served as the Company's independent auditors for the fiscal year ended December 31, 2004. On November 5, 2004, upon recommendation and authorization from the Audit Committee of the Board of Directors, the Company dismissed Deloitte & Touche LLP ("Deloitte") as the its independent registered public accounting firm for its fiscal year ended December 31, 2004 and engaged JH Cohn LLP ("Cohn"). Deloitte had served as the Company's auditors since 2002.

         Deloitte's reports on the financial statements for the two most recent fiscal years they audited did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with their audits for 2003 and 2002 and through the date of this proxy statement, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which disagreement if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company's financial statements for such years; and there were no reportable events as defined in
Item 304(a)(1)(v) of the SEC's Regulation S-K.

         During the years ended December 31, 2003 and 2002 and through the date of the Company's Current Report on Form 8-K disclosing the dismissal of Deloitte and the engagement of Cohn, the Company did not consult Cohn with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events as set forth in Items 304(a)(3)(i) and (ii) of Regulation S-K.

         Representatives of Cohn will be present at the Meeting to answer questions. They will also have an opportunity to make a statement if they desire and will be available to respond to appropriate questions of the stockholders.

ACCOUNTING FEES AND OTHER ACCOUNTING MATTERS

         The Company has been billed the following fees for services rendered by its principal accountant during 2004 and 2003 (in thousands):


                                               2004                2003
                                          ---------------    ----------------
               Audit Fees                       $225                $227
               Audit-Related Fees                 20                  38
               Tax Fees                          168                 124
               All Other Fees                     15                   4
                                          ---------------    ----------------

               Total                            $428                $393
                                          ===============    ================

         Audit-related fees consist of professional services rendered in conjunction with the Company's various responses to an SEC comment letter. Tax fees primarily relate to the preparation of Federal and state tax returns and tax advice associated with those filings. All other fees include administrative and out-of-pocket expenses incurred by the principal accountant.

         The principal accountant is engaged each year by the Company's audit committee and as such, all fees are pre-approved by the audit committee at the beginning of each year.

OTHER MATTERS.

         The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

         Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2004, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

                                PERFORMANCE GRAPH

         The following chart compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Transportation Index for the Year 2000, 2001, 2002, 2003 and 2004, assuming the investment of $100 on December 31, 1999 and the reinvestment of all dividends since that date to December 31, 2004.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG CD&L INCORPORATED,
                       S&P COMPOSITE AND PEER GROUP INDEX

                               [GRAPHIC OMITTED]

                     ASSUMES $100 INVESTED ON JAN. 1, 2000
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2004

              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

------------------------------ --------------- --------------- -------------- --------------- --------------- ---------------
                                 12/31/1999      12/31/2000     12/31/2001      12/31/2002      12/31/2003      12/31/2004
------------------------------ --------------- --------------- -------------- --------------- --------------- ---------------
            CD&L                   100.00           12.07           9.66           16.55           20.41           48.00
------------------------------ --------------- --------------- -------------- --------------- --------------- ---------------
  DOW JONES TRANSPORTATION         100.00          113.61         112.44          103.37          128.36          162.92
------------------------------ --------------- --------------- -------------- --------------- --------------- ---------------
           S&P 500                 100.00           90.89          80.09           62.39           80.29           89.02
------------------------------ --------------- --------------- -------------- --------------- --------------- ---------------


         The performance of the Company's Common Stock reflected above is not necessarily indicative of the future performance of the Common Stock. The total return on investment (change in the year-end stock price plus reinvested dividends) for the period shown for the Company, the S&P 500 Index and the Dow Jones Transportation Index is based on the stock price or composite index at December 31, 1999.

         The performance chart which appears above shall not be deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act of 1934, as amended, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

                              CERTAIN TRANSACTIONS

         Mr. Brooks and members of his immediate family own various real estate partnerships which lease properties to Silver Star, a subsidiary of the Company, for use as terminals in Valdosta, Georgia. In 2004, Silver Star paid approximately $118,000 in rent for this property. As of January 1, 2005, the Company is not obligated to pay any further rentals for the Valdosta, Georgia property.

         Mr. Simourian, a member of the Company's board of directors, is the Chief Executive Officer of Lily Transportation Corp. ("Lily"), a privately held truck leasing and dedicated logistics company. In 2004, Click Messenger Services, a subsidiary of the Company, paid approximately $218,000 to Lily for vehicle rentals.

                                   PROPOSAL 2

              APPROVAL OF THE ADOPTION OF THE AMENDED AND RESTATED CD&L, INC. 2002 STOCK OPTION PLAN FOR INDEPENDENT DIRECTORS

         In 2002, the Board of Directors adopted, and the stockholders approved, the Company's 2002 Stock Option Plan for Independent Directors (the "Director Plan"). A total of 100,000 shares of the Company's common stock originally was reserved for issuance under such Director Plan. The Director Plan originally provided for quarterly option grants of 1,250 shares to the Company's non-employee directors. In June 2004, the Board approved, subject to stockholder approval, an amendment to the Director Plan, whereby the quarterly grants of 1,250 shares of stock options on the first trading day of each fiscal quarter was replaced with an annual grant of 5,000 shares of stock options on the first trading day of the third quarter each year. As such, the Company granted options of 5,000 shares at fair market value to each of the non-employee directors on July 1, 2004. In November 2004, the Board increased the annual grant to 8,000 shares subject to stockholder approval. The grants in July 2004 exceeded plan availability by 5,000 shares, so approval of this plan amendment will also ratify those 5,000 options. On February 23, 2005, the Board of Directors approved, subject to stockholder approval, the increase in the number of authorized shares under the Director Plan from 100,000 to 500,000, and ratified all other prior amendments to the Director Plan (the "Amended and Restated Investor Rights Director Plan"). Other than the increase in the number of shares of Common Stock authorized under the Director Plan and the change to annual grants of 8,000 shares (as opposed to quarterly grants of 1,250 shares), the Amended and Restated Director Plan is the same as the original Director Plan. The following is a description of the Amended and Restated Director Plan.

PURPOSE

         The purpose of the Director Plan is to help the Company attract and retain the most qualified available individuals to serve as independent directors of the Company and to encourage the highest level of participation by those persons in the Company's achievement of its strategic goals. The Director Plan is intended to further these objectives by providing long-term incentives and rewards to non-employee directors and by associating more closely the interests of such directors with those of the Company's shareholders.

SHARES COVERED BY THE DIRECTOR PLAN

         Assuming approval of Proposal 2, an aggregate of 500,000 shares of Common Stock may be granted under the Director Plan. Such shares of Common Stock may be authorized but unissued shares or shares which have been reacquired by the Company.

         The outside directors eligible for grants on July 1, 2005 are: Jon F. Hanson, Marilu Marshall, Thomas E. Durkin III, Matthew J. Morahan, John A. Simourian and John S. Wehrle, each of whom will receive an annual option grant of 8,000 shares at fair market value. Options granted under the original Director Plan to these individuals through the date of this proxy statement are as follows:

                                                                Weighted Average
            Name               Number of Options Granted         Exercise Price
            ----               -------------------------         --------------
Jon F. Hanson                           17,500                       $1.053
Thomas E. Durkin III                    17,500                        1.053
Marilu Marshall                         17,500                        1.053
Matthew J. Morahan                      17,500                        1.053
John A. Simourian                       17,500                        1.053
John S. Wehrle                          17,500                        1.053

         The closing sale price of the Company's Common Stock was $1.90 per share at April 15, 2005.

ADMINISTRATION

         The Director Plan is administered by a committee appointed by the Board of Directors (the "Plan Committee"); no non-employee director may be a member of the Plan Committee. The Plan Committee is authorized to interpret the Director Plan, to prescribe, amend and rescind rules and regulations relating to the Director Plan and to make all other determinations it may deem necessary or advisable for the administration of the Director Plan.

ELIGIBILITY

         In order to be eligible to participate in the plan on any grant date, a director must not be an employee of the Company as of such grant date.

OPTIONS

         Assuming approval of Proposal 2, under the Director Plan, a non-employee director will be granted an option (an "Option") to purchase 8,000 shares of Common Stock on the first day of the third quarter of each fiscal year, beginning on July 1, 2005 (or, if such day is not a business day, the next succeeding business day on which the Common Stock is traded on the American Stock Exchange).

OPTION PRICE

         The purchase price per share of Common Stock covered by each Option is the Fair Market Value (as defined in the Director Plan) of a share of Common Stock on the date the Option is granted.

EXERCISE OF OPTIONS; TERM

         An Option granted to a non-employee director under the Director Plan becomes fully exercisable as to 100% of the shares of Common Stock covered thereby one year after the date of grant, and may be exercised as to any or all full shares of Common Stock as to which such Option is then exercisable. The purchase price of shares of Common Stock as to which an Option is exercised is payable in full at the time of exercise in cash or in securities of the Company having a Fair Market Value on the date of exercise equal to the portion of the purchase price being paid. In addition, the non-employee director exercising the option is required to pay promptly any amount necessary to satisfy applicable Federal, state or local tax and/or withholding requirements.

         The term of each Option is ten years from the date of grant, subject in certain circumstances to early termination or acceleration.

TRANSFER; DEATH OR DISABILITY OF HOLDER; TERMINATION OF SERVICE ON THE BOARD

         Options granted under the Director Plan are nontransferable, except by will or by the laws of descent and distribution. In the event that a participating director's relationship with the Company terminates as a result of death, the participating director's estate will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or two years from the date of death. If the participating director's relationship with the Company terminates as a result of retirement or disability, the participating director will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participating director's relationship with the Company terminates for cause, all options will automatically expire upon termination. If the participating director's relationship with the Company terminates other than as a result of death, disability, or removal for cause, the participating director will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or three months from the date of termination. A director who has served as a director for at least three years will retain his options for the full ten year term, notwithstanding termination of service as a director. Upon the occurrence of a "Change in Control Event" (as defined in the Plan), the Plan Committee may, in its sole discretion, accelerate the exercisability of all outstanding options or cancel such options in exchange of a cash payment equal to the difference between the fair market value of the shares of Common Stock on the date of the Change in Control Event and the exercise price of the related options.

TERMINATION, AMENDMENT AND MODIFICATION

         The Board of Directors of the Company may, at any time prior to the termination of the Director Plan, suspend, terminate, modify or amend the Director Plan; provided that any increase in the aggregate number of shares of Common Stock reserved for issue upon the exercise of Options, any increase in the maximum number of shares of Common Stock for which Options may be granted to any director, any reduction in the purchase price of Common Stock covered by any Option, any extension of the period during which Options may be granted or exercised, or any material modification in the requirements as to eligibility for participation in the Director Plan, shall be subject to the approval of stockholders, except that any such increase, reduction or change that may result from anti-dilution adjustments shall not require such approval. No suspension, termination, modification or amendment of the Director Plan may, without the express written consent of the director to whom an Option shall theretofore have been granted, adversely affect the rights of such director under such Option.

FEDERAL INCOME TAX CONSEQUENCES

Treatment of Options

         Options granted under the Director Plan will be treated as Non-Qualified Stock Options under the Code. No income will be recognized to the optionee at the time of the grant of the Options under the Director Plan, nor will the Company be entitled to a tax deduction at that time.

         Generally, upon exercise of a Non-Qualified Stock Option, an optionee will be subject to ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee's taxable year. The Company will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a Non-Qualified Stock Option, tenders shares of Common Stock in partial or full payment of the Option price, no gain or loss will be recognized on the tender.

PERSONS SUBJECT TO LIABILITY UNDER SECTION 16(B) OF THE EXCHANGE ACT

         Special rules apply under the Code which may delay the timing and alter the amount of income recognized with respect to awards granted to persons subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such persons include directors, officers for purposes of Section 16 of the Exchange Act and holders of more than 10% of the outstanding Common Stock.

TAX WITHHOLDING

         The Company, as and when appropriate, shall have the right to require each optionee purchasing shares of Common Stock to pay any federal, state or local taxes required by law to be withheld.

OTHER

         The Director Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is not qualified under Section 401 of the Code.

         The affirmative vote of a majority of the votes cast at the meeting by the shareholders entitled to vote thereat is required to adopt this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE CD&L, INC. AMENDED AND RESTATED 2002 STOCK OPTION PLAN FOR INDEPENDENT DIRECTORS.

                              STOCKHOLDER PROPOSALS

         Any proposal intended to be presented by a stockholder at the 2006 Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on December 30, 2005 to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting and by March 15, 2006 in order for the proposal to be considered timely for consideration at next year's Annual Meeting (but not included in the Proxy Statement for such meeting). Any proposal should be addressed to Mark T. Carlesimo, Secretary, CD&L, Inc., 80 Wesley Street, South Hackensack, New Jersey 07606 and should be sent by certified mail, return receipt requested.

                        COMMUNICATIONS WITH STOCKHOLDERS

         The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company's General Counsel and should be sent to such individual c/o the Company. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the General Counsel's receipt of such a communication, the Company's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

         Board members are encouraged, but not required by any specific Board policy, to attend the Company's annual meeting of stockholders. Ten of the 11 Board members attended the Company's 2004 annual meeting of stockholders.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice for the Meeting, to be presented at the Meeting for action by the stockholders. However, if any other matters are properly brought before the Meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                                            By Order of the Board of Directors

                                            /s/ Mark T. Carlesimo
                                            Mark T. Carlesimo
                                            Secretary

April 29, 2005



A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2004 ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL NOR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 (AS FILED WITH THE SEC), INCLUDING THE FINANCIAL STATEMENTS THERETO. ALL SUCH REQUESTS SHOULD BE DIRECTED TO MARK T. CARLESIMO, SECRETARY, CD&L, INC., 80 WESLEY STREET, SOUTH HACKENSACK, NEW JERSEY 07606.

                                   CD&L, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 1, 2005

The undersigned hereby appoints Russell Reardon and Mark T. Carlesimo, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the CD&L, Inc. Annual Meeting of Stockholders to be held on June 1, 2005 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the board's nominees for director and FOR Proposal 2.

                  PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE.

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
              "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2

                                                                Against all nominees
                                            For all             *(except as marked to
                                           nominees              the contrary below)                 Nominees:
                                                                                                     --------
                                      --------------------     ------------------------
1. Election of 3 Directors.                                                                          CLASS II
                                      --------------------     ------------------------
                                                                                                  Michael Brooks
                                                                                                  Matthew J. Morahan
                                                                                                  Jon F. Hanson



* To withhold authority for any individual nominees, print the nominee's name on the line below.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2. Adoption of the Amended and Restated 2002 Stock Option Plan for Independent Directors.

           FOR                      AGAINST                            ABSTAIN

           |-|                        |-|                                |-|

3. In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.



UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED "FOR" EACH OF THE BOARD'S NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Signed:
       -------------------------------

Signed:                                   Dated:                          , 2005
       -------------------------------          --------------------------


NOTE: Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

                                      -2-